SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Hereford Street Trust
(Name of Registrant as Specified In Its Charter)

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IMPORTANT

SHAREHOLDER UPDATE

Spartan® U.S. Treasury Money Market Fund

Spartan® U.S. Government Money Market Fund

Spartan® Money Market Fund

URGENT PROXY VOTING REQUEST

A few weeks ago we mailed you proxy information to enable you to vote on important proposals that affect the funds and your investment(s). This information describes each proposal and asks for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.

Your vote is important, no matter how large or small your holdings may be.

I am writing to remind you that your participation is extremely important. The Special Meeting of Shareholders scheduled for May 15, 2002 cannot be held until we receive a majority of the votes. If you do not plan to cast your vote at the meeting on May 15, please indicate your vote on the enclosed proxy card(s). Shareholders who hold more than one account in the funds will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Telephone 1-800-848-3155

Call toll-free weekdays from 8:00 AM - 11:00 PM Eastern Time and Saturdays from 11:00 AM - 6:00 PM, Eastern Time. Your vote will be recorded by a representative of D.F. King & Co., Inc., our independent proxy solicitation firm.

2. Vote By Touch-Tone Phone

Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

3. Vote by Internet

Please visit the web site indicated on your proxy card(s) and follow the online instructions.

4. Vote by Fax

Please fax the front and back of your signed proxy card(s) to our proxy tabulator at 1-888-451-8683.

5. Vote by Mail

Please mail your signed proxy card(s) in the postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-3198. We appreciate your immediate attention. Thank you.

[Fidelity logo]

Important information to help you understand and vote on the proposals

Please read the full text of the enclosed proxy statement. Below is a brief overview of the proposals to be voted upon. Your vote is important. We appreciate your placing your trust in Fidelity and look forward to helping you achieve your financial goals.

What proposals am I being asked to vote on?

You may be asked to vote on the following proposals:

1. To continue the effectiveness of Article VII, Section 7.04 of the Trust Instrument.

2. To authorize the Trustees to adopt an amended and restated Trust Instrument.

3. To elect a Board of Trustees.

4. To approve an amended management contract for each of Spartan U.S. Treasury Money Market Fund, Spartan U.S. Government Money Market Fund, and Spartan Money Market Fund.

5. To amend each fund's fundamental investment limitation concerning underwriting.

6. To amend each fund's fundamental investment limitation concerning lending.

What is Article VII, Section 7.04 of the Trust Instrument? (Proposal 1)

Section 7.04 of Article VII allows shareholders to bring derivative action on behalf of the Trust only after making a pre-suit demand upon the Trustees to bring the subject action. A pre-suit demand on the Trustees is excused only if the majority of the Trustees have a personal financial interest in the action.

The Trustees seek to ensure that they retain the ability to manage the affairs of the funds, including control of derivative actions that are brought on behalf of the funds. This provision in the amendment will resolve any legal uncertainty by expressly stating that a Trustee shall not be deemed to have a personal financial interest or otherwise be disqualified from considering a pre-suit demand due to his or her service on multiple fund boards of trustees. Continuing the effectiveness of the amendment will not alter in any way the Trustees' existing fiduciary obligation to act with due care and in shareholders' interests.

Why are the funds proposing to adopt an amended and restated Trust Instrument? (Proposal 2)

The proposal asks shareholders to approve an increase in the Board of Trustees from a maximum number of twelve to a maximum number of fourteen. This increase, if approved, will allow the Board to better organize itself and its committees in overseeing management of Fidelity funds.

Adoption of the new Trust Instrument will not alter the Trustees' existing fiduciary obligations to act with due care and in the interests of shareholders, nor will it result in any changes in the investment policies described in each fund's current prospectus.

Reorganization or Termination of the Trust or Its Series or Classes. Unlike the Current Trust Instrument, the New Trust Instrument generally permits the Trustees, subject to applicable Federal and state law, to reorganize or terminate all or a portion of the trust or any of its series or classes. The Current Trust Instrument requires shareholder approval in order to reorganize or terminate the trust or any of its series except for certain reorganizations whose purpose is to change the form of organization of the trust.

Initial Approval of Management Contracts. The New Trust Instrument modifies the Current Trust Instrument to allow the Trustees, on behalf of a new fund, to enter into a management contract with FMR subject to the provisions of Section 15 of the 1940 Act, as modified or interpreted by the SEC. The Current Trust Instrument explicitly requires the vote of a majority of the outstanding voting securities of a fund to initially approve such a contract. The SEC permits the sole initial shareholder, usually FMR or an affiliate, to approve the initial management contract rather than the fund's public shareholders. The New Trust Instrument would clarify that approval by the sole initial shareholder is sufficient if permitted by the SEC.

What role does the Board play? (Proposal 3)

The Trustees oversee the investment policies of each fund. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders, including approving policy changes such as those proposed in the proxy statement. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the funds.

Why are the funds proposing an amended management contract? (Proposal 4)

The amended management contracts would reduce each fund's management fee from 0.45% to 0.42% of the funds' average daily net assets, resulting in a net decrease of 0.03%. The Amended Contracts will result in a management fee that is lower than the fee payable under the Present Contracts. The proposed 0.03% reduction in the management fee rate was voluntarily adopted on July 1, 2001.

Why is each fund amending its fundamental investment limitation concerning underwriting? (Proposal 5)

The primary purpose of the proposal is to clarify that each fund is not prohibited from investing in other investment companies. The proposal also serves to conform each fund's fundamental investment limitation concerning underwriting to a limitation which is expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation is not expected to affect the way in which the fund is managed, the investment performance of the fund, or the securities or instruments in which the fund invests.

Why is each fund amending its fundamental investment limitation concerning lending? (Proposal 6)

The primary purpose of this proposal is to revise the fund's fundamental lending limitation to conform to a limitation expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation on lending is not expected to affect the way in which the fund is managed, the investment performance of the fund, or the instruments in which the fund invests. However, the proposed limitation would clarify that acquisitions of loans, loan participations or other debt instruments are not considered lending.

Has the fund's Board of Trustees approved each proposal?

Yes. The Board of Trustees has unanimously approved all of the proposals and recommends that you vote to approve them.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you owned of a fund on the record date. The record date was March 18, 2002.

How do I vote my shares?

You can vote your shares by completing and signing the enclosed proxy card(s) and mailing it in the enclosed postage paid envelope. You may also vote by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card(s), enter the control number found on your card(s), and follow the recorded or online instructions. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity at 1-800-544-3198.

How do I sign the proxy card?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."